Exhibit 99.1

Press Release
January 24, 2022

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Record Fourth Quarter and

Record Annual 2021 Results

FORT WAYNE, INDIANA, January 24, 2022 / PRNewswire /

Annual 2021 Performance Highlights:

▪	Record steel and steel fabrication shipments of 11.2 million tons and 789,000 tons, respectively
▪	Record net sales of $18.4 billion
▪	Record operating income of $4.3 billion and net income of $3.2 billion
▪	Record steel, steel fabrication, and metals recycling segment earnings
▪	Record cash flow from operations of $2.2 billion and adjusted EBITDA of $4.6 billion
▪	Share repurchases of $1.1 billion of the company’s common stock, representing eight percent of its outstanding shares
▪	Contributions to the company’s charitable foundation of $10 million

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2021 financial results. The company reported record fourth quarter 2021 net sales of $5.3 billion and net income of $1.1 billion, or $5.49 per diluted share. Excluding the impact from the following items, the company’s fourth quarter adjusted net income was $1.1 billion, or $5.78 per diluted share:

▪	Additional performance-based companywide special compensation of approximately $21 million, or $0.08 per diluted share, awarded to all non-executive, eligible team members in recognition of the company’s exceptional annual performance,
▪	A fourth quarter contribution to the company’s charitable foundation of $10 million, or $0.04 per diluted share, and
▪	Costs of approximately $52 million, or $0.18 per diluted share (net of capitalized interest), associated with construction and startup of the company's Sinton Texas Flat Roll Steel Mill growth investment.

Comparatively, the company’s sequential third quarter 2021 earnings were $4.85 per diluted share, and adjusted earnings were $4.96 per diluted share, excluding the impact of construction and startup costs related to the Texas steel mill of $0.11 per diluted share. Prior year fourth quarter earnings were $0.89 per diluted share and adjusted earnings were $0.97 per diluted share, excluding additional financing costs of $0.04 per diluted share, costs related to the construction of the company’s Texas steel mill of $0.05 per diluted share, non-cash asset impairment charges of $0.06 per diluted share related to certain noncore oil and gas investments, and a tax benefit of $0.06 per diluted share, related to a valuation allowance reduction.

“The team delivered a tremendous operational and financial performance during 2021, achieving record net sales of $18.4 billion, operating income of $4.3 billion, and adjusted EBITDA of $4.6 billion,” said Mark D. Millett, Chairman and Chief Executive Officer. “Numerous individual operating and financial records were attained during the year. Across the company, our teams achieved best-in-class performance, while keeping each other healthy and safe. I am proud to work alongside each of them. Based on their performance, we achieved record annual cash flow from operations of $2.2 billion and ended the year with strong liquidity of over $2.4 billion, while at the same time meaningfully growing our business through significant organic growth investments, maintaining a positive cash dividend profile, and executing on our share repurchase program. We have a firm foundation for our continued long-term, strategic growth, and ongoing value creation.

“Domestic steel demand was strong throughout the year supported most significantly by the construction, automotive, and industrial sectors,” continued Millett. “Customer steel inventories also remained historically low, as steel supply was not sufficient to meet robust demand requirements during much of the year. This strong market environment drove significantly higher realized steel selling values, resulting in meaningful steel metal spread expansion. In combination with the symbiotic relationships among our three primary operating platforms, we achieved record annual financial and operational performance. Our steel operations achieved record annual 2021 shipments of 11.2 million tons and record operating income of $4.4 billion. Our metals recycling and steel fabrication operations also achieved record 2021 annual operating income of $195 million and $365 million, respectively.”

Fourth Quarter 2021 Comments

Fourth quarter 2021 operating income for the company’s steel operations was a record $1.4 billion, aligned with sequential third quarter results, due to meaningful metal spread expansion across the entire steel platform. Coupled with flat scrap input costs, record flat roll and strong long product steel selling values more than offset seasonally lower steel shipments. The fourth quarter 2021 average external product selling price for the company’s steel operations increased $112 sequentially to $1,662 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills remained static at $490 per ton.

Fourth quarter operating income from the company’s metals recycling operations remained strong at $44 million based on improved metal margins offsetting lower ferrous shipments. Many domestic steel mills had planned maintenance outages throughout the fourth quarter 2021, which lowered ferrous scrap demand. Ferrous scrap prices moderated in September and October, recovering to an extent in the later half of the fourth quarter resulting in modestly lower average realized selling values.

The company’s steel fabrication operations reported record operating income of $238 million in the fourth quarter 2021, more than 2½ times higher than sequential third quarter results. Supported by strong shipments, earnings meaningfully increased as realized pricing increased $986 per ton, more than offsetting the continued increased in average steel input costs. Sustained strong demand for steel joist and deck has resulted in a record backlog for the company’s steel fabrication platform in terms of both forward-product pricing and volume. The company anticipates this momentum to continue through 2022 based on these dynamics.

Annual 2021 Comparison

Annual 2021 net income was a record $3.2 billion, or $15.56 per diluted share, with record net sales of $18.4 billion, as compared to net income of $551 million, or $2.59 per diluted share, with net sales of $9.6 billion in 2020. Excluding the impact from the following items, the company’s 2021 adjusted net income was $3.3 billion, or $16.09 per diluted share:

▪	Additional performance-based companywide special compensation of approximately $21 million, or $0.07 per diluted share, awarded to all non-executive, eligible team members in recognition of the company’s exceptional record annual performance,
▪	A contribution to the company’s charitable foundation of $10 million, or $0.03 per diluted share, and
▪	Costs of approximately $125 million, or $0.43 per diluted share (net of capitalized interest), associated with construction and startup of the company's Sinton Texas Flat Roll Steel Mill growth investment.

Similarly, adjusting for the company’s Texas steel mill construction costs, refinancing activities, non-cash impairment charges and a valuation allowance tax benefit, annual 2020 net income would have been $603 million, or $2.84 per diluted share.

Annual 2021 record net sales increased 92 percent and operating income increased more than four times to a record $4.3 billion, when compared to 2020. Higher earnings were primarily the result of steel metal spread expansion, as significantly higher average steel selling values, more than offset higher average ferrous scrap costs across the steel platform, especially within the company’s flat roll operations. Compared to 2020, the average 2021 external product selling price for the company’s steel operations increased $611 to $1,381 per ton. The average 2021 ferrous scrap cost per ton melted at the company’s steel mills increased $179 to $447 per ton.

Based on the company’s differentiated business model and highly variable cost structure, the company generated record cash flow from operations of $2.2 billion during 2021. The company also invested $1.0 billion in growth capital investments, contributed $10 million to the company’s charitable foundation, paid cash dividends of $213 million to shareholders, and repurchased $1.1 billion of its outstanding common stock representing eight percent of its outstanding stock, while maintaining strong liquidity of over $2.4 billion as of December 31, 2021.

Outlook

“We believe the market dynamics are in place for domestic steel consumption to further increase in 2022 when compared to 2021,” said Millett. “Based on domestic steel demand fundamentals and customer confidence, we believe North American steel consumption will experience steady growth, supported by the construction, automotive, and industrial sectors. Our Structural and Rail Division and steel fabrication operations provide us with more specific insight into the non-residential construction sector, which is the single largest domestic steel consuming sector. Based on our record steel fabrication order backlog extending through most of 2022, combined with the continued strength of order activity and broad customer optimism, we believe construction will remain strong in the coming year. In addition, we believe the more severe supply chain challenges within the North American automotive sector will abate during 2022, supporting stronger production for vehicles that are in high demand and short supply.

“Steel Dynamics is in a position of strength as we enter 2022. We are ramping up operations at our new state-of-the art electric-arc-furnace flat roll steel mill located in Texas. We had planned to be further along with commissioning the hot side of the steel mill, but supply-chain and COVID challenges delayed the project by several weeks. The team has done a great job with commissioning and operating other aspects of the steel mill, including the rolling mill and two value-added finishing lines, ahead of the melting and casting operations in preparation of full operations commencing before the end of February 2022. Based on our current forecast, we expect shipments to be around 2.0 million tons in 2022.

“We are also investing approximately $500 million to build four additional value-added flat roll steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, a set of which will be located onsite at our new Texas steel mill, providing our new Texas steel mill with the same diversification and higher-margin product capabilities as our two existing flat roll steel divisions. The other two lines will be placed at our Heartland Flat Roll Division located in Terre Haute, Indiana to support growing coated flat roll steel demand in the region and to further increase the diversification and cash generation capacity of our existing Midwest operations. Based on current plans, we believe these four lines will begin operating mid-2023.

“Our commitment is to the health and safety of our teams, families, communities and to meet the needs of our customers. Our culture and our business model continue to positively differentiate our performance from the rest of the industry. We are competitively positioned and focused to deliver long-term value creation for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2021 operating and financial results on Tuesday, January 25, 2022, at 10:00 a.m. Eastern Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 30, 2022.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant-bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2021	2020	2021	2020	Sept. 30, 2021
Net sales	$5,310,657	$2,601,245	$18,408,850	$9,601,482	$5,088,288
Costs of goods sold	3,548,820	2,158,992	13,046,426	8,166,754	3,487,659
Gross profit	1,761,837	442,253	5,362,424	1,434,728	1,600,629

Selling, general and administrative expenses	182,290	137,018	643,976	477,450	157,526
Profit sharing	143,243	19,404	388,111	61,728	113,880
Amortization of intangible assets	7,178	7,672	29,232	28,999	7,178
Asset impairment charges	-	19,409	-	19,409	-
Operating income	1,429,126	258,750	4,301,105	847,142	1,322,045

Interest expense, net of capitalized interest	12,338	20,206	57,209	94,877	12,704
Other expense (income), net	7,940	17,727	34,826	46,787	6,776
Income before income taxes	1,408,848	220,817	4,209,070	705,478	1,302,565

Income tax expense	313,151	23,867	962,256	134,650	302,406
Net income	1,095,697	196,950	3,246,814	570,828	1,000,159
Net income attributable to noncontrolling interests	(5,192)	(9,107)	(32,748)	(20,006)	(9,396)
Net income attributable to Steel Dynamics, Inc.	$1,090,505	$187,843	$3,214,066	$550,822	$990,763

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$5.53	$0.89	$15.67	$2.61	$4.89

Weighted average common shares outstanding	197,346	210,599	205,115	211,140	202,450

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$5.49	$0.89	$15.56	$2.59	$4.85

Weighted average common shares and share equivalents outstanding	198,794	212,052	206,615	212,345	204,167

Dividends declared per share	$0.26	$0.25	$1.04	$1.00	$0.26

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,243,868	$1,368,618
Accounts receivable, net	1,916,434	971,918
Inventories	3,531,130	1,843,548
Other current assets	209,591	74,363
Total current assets	6,901,023	4,258,447

Property, plant and equipment, net	4,751,430	4,105,569

Intangible assets, net	295,345	324,577

Goodwill	453,835	457,226

Other assets	129,601	119,743
Total assets	$12,531,234	$9,265,562
Liabilities and Equity
Current liabilities
Accounts payable	$1,280,555	$769,455
Income taxes payable	13,746	2,386
Accrued expenses	835,894	400,052
Current maturities of long-term debt	97,174	86,894
Total current liabilities	2,227,369	1,258,787

Long-term debt	3,008,702	3,015,782

Deferred income taxes	854,905	536,288

Other liabilities	120,087	106,479
Total liabilities	6,211,063	4,917,336

Commitments and contingencies

Redeemable noncontrolling interests	211,414	158,614

Equity
Common stock	649	648
Treasury stock, at cost	(2,674,267)	(1,623,747)
Additional paid-in capital	1,218,933	1,207,392
Retained earnings	7,761,417	4,758,969
Accumulated other comprehensive income (loss)	(2,091)	1,902
Total Steel Dynamics, Inc. equity	6,304,641	4,345,164
Noncontrolling interests	(195,884)	(155,552)
Total equity	6,108,757	4,189,612
Total liabilities and equity	$12,531,234	$9,265,562

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating activities:
Net income	$1,095,697	$196,950	$3,246,814	$570,828

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,280	85,057	347,653	325,789
Impairment charges	-	19,409	-	19,409
Equity-based compensation	20,950	18,748	57,715	55,598
Deferred income taxes	133,533	16,859	322,007	47,808
Other adjustments	(325)	9,273	(3,240)	30,974
Changes in certain assets and liabilities:
Accounts receivable	(23,639)	(53,929)	(944,516)	(111,920)
Inventories	(633,359)	(234,386)	(1,685,834)	(150,596)
Other assets	16,327	(7,249)	(2,491)	(1,547)
Accounts payable	85,173	60,745	557,735	182,509
Income taxes receivable/payable	(192,712)	(700)	(105,921)	32,551
Accrued expenses	135,974	27,174	414,214	(14,371)
Net cash provided by operating activities	723,899	137,951	2,204,136	987,032

Investing activities:
Purchases of property, plant and equipment	(204,541)	(343,157)	(1,006,239)	(1,198,055)
Purchases of short-term investments	-	-	-	(149,359)
Proceeds from maturities of short-term investments	-	-	-	411,533
Acquisition of business, net of cash and restricted cash acquired	-	(1,000)	-	(60,012)
Other investing activities	3,546	933	6,819	2,634
Net cash used in investing activities	(200,995)	(343,224)	(999,420)	(993,259)

Financing activities:
Issuance of current and long-term debt	456,644	911,507	1,516,556	2,523,356
Repayment of current and long-term debt	(426,664)	(532,045)	(1,522,002)	(2,177,527)
Dividends paid	(51,943)	(52,591)	(212,968)	(209,248)
Purchase of treasury stock	(329,818)	-	(1,060,632)	(106,529)
Other financing activities	(22,955)	(20,598)	(50,423)	(37,100)
Net cash provided by (used in) financing activities	(374,736)	306,273	(1,329,469)	(7,048)

Increase (decrease) in cash, cash equivalents, and restricted cash	148,168	101,000	(124,753)	(13,275)
Cash, cash equivalents, and restricted cash at beginning of period	1,101,201	1,273,122	1,374,122	1,387,397
Cash, cash equivalents, and restricted cash at end of period	$1,249,369	$1,374,122	$1,249,369	$1,374,122

Supplemental disclosure information:
Cash paid for interest	$41,158	$34,541	$103,374	$111,591
Cash paid for income taxes, net	$366,322	$4,569	$737,157	$50,417

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year to Date
	2021	2020	2021	2020	1Q 2021	2Q 2021	3Q 2021
External Net Sales
Steel	$3,786,221	$1,870,841	$13,199,142	$7,137,104	$2,510,684	$3,234,519	$3,667,718
Steel Fabrication	680,006	217,977	1,761,647	895,701	256,985	330,852	493,804
Metals Recycling	550,674	347,022	2,183,472	1,067,924	470,007	575,700	587,091
Other	293,756	165,405	1,264,589	500,753	306,921	324,237	339,675
Consolidated Net Sales	$5,310,657	$2,601,245	$18,408,850	$9,601,482	$3,544,597	$4,465,308	$5,088,288
Operating Income
Steel	$1,366,880	$297,682	$4,376,079	$906,396	$641,439	$1,017,024	$1,350,736
Steel Fabrication	237,639	25,067	365,414	120,739	9,895	28,450	89,430
Metals Recycling	43,581	27,035	195,464	44,910	53,933	50,965	46,985
	1,648,100	349,784	4,936,957	1,072,045	705,267	1,096,439	1,487,151

Non-cash amortization of intangible assets	(7,178)	(7,672)	(29,232)	(28,999)	(7,438)	(7,438)	(7,178)
Profit sharing expense	(143,243)	(19,404)	(388,111)	(61,728)	(48,848)	(82,140)	(113,880)
Non-segment operations	(68,553)	(44,549)	(218,509)	(114,767)	(54,782)	(51,126)	(44,048)
Non-cash asset impairment charges	-	(19,409)	-	(19,409)	-	-	-
Consolidated Operating Income	$1,429,126	$258,750	$4,301,105	$847,142	$594,199	$955,735	$1,322,045
Adjusted EBITDA
Net income	$1,095,697	$196,950	$3,246,814	$570,828	$438,755	$712,203	$1,000,159
Income taxes	313,151	23,867	962,256	134,650	128,104	218,595	302,406
Net interest expense	11,999	19,853	55,852	85,893	16,815	14,604	12,434
Depreciation	77,438	75,787	311,972	291,000	77,888	78,015	78,631
Amortization of intangible assets	7,178	7,672	29,232	28,999	7,438	7,438	7,178
Noncontrolling interest (a)	(5,242)	(2,352)	(33,257)	(13,251)	(8,422)	(9,665)	(9,928)
EBITDA	1,500,221	321,777	4,572,869	1,098,119	660,578	1,021,190	1,390,880
Non-cash adjustments
Unrealized (gains) losses	(2,856)	2,629	(2,048)	2,074	(6,852)	1,305	6,355
Inventory valuation	6,101	1,078	6,495	2,242	109	144	141
Equity-based compensation	20,948	18,746	50,883	48,564	10,210	9,808	9,917
Asset impairment charges	-	17,060	-	17,060	-	-	-
Refinancing charges	-	3,059	-	7,966	-	-	-
Adjusted EBITDA	$1,524,414	$364,349	$4,628,199	$1,176,025	$664,045	$1,032,447	$1,407,293
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,662	$814	$1,381	$770	$1,041	$1,292	$1,550
Average ferrous cost (Per ton melted) (c)	$490	$279	$447	$268	$372	$439	$489

Flat Roll shipments
Butler, Columbus, and Sinton	1,416,890	1,447,125	5,868,734	5,889,735	1,496,531	1,512,530	1,442,783
Steel Processing divisions (d)	404,733	413,756	1,653,433	1,699,428	422,850	410,596	415,254
Long Product shipments
Structural and Rail Division	460,651	435,364	1,933,433	1,663,915	478,687	497,079	497,016
Engineered Bar Products Division	199,546	164,735	809,808	630,870	200,628	205,205	204,429
Roanoke Bar Division	132,318	126,163	595,879	505,387	136,420	175,390	151,751
Steel of West Virginia	86,381	83,303	356,353	328,998	87,158	90,476	92,338
Total Shipments (Tons)	2,700,519	2,670,446	11,217,640	10,718,333	2,822,274	2,891,276	2,803,571

External Shipments (Tons) (b)	2,277,865	2,299,310	9,559,617	9,257,334	2,410,817	2,504,007	2,366,928

Steel Mill Production (Tons) (c)	2,395,437	2,273,273	9,844,170	9,260,807	2,476,939	2,443,314	2,528,480
Metals Recycling
Nonferrous shipments (000's of pounds)	274,479	271,552	1,093,472	977,882	280,809	266,859	271,325
Ferrous shipments (Gross tons)	1,275,062	1,341,316	5,442,478	4,591,881	1,395,843	1,400,447	1,371,126
External ferrous shipments (Gross tons)	434,335	446,233	1,867,810	1,407,430	437,182	520,726	475,567
Steel Fabrication
Average sales price (Per ton)	$3,325	$1,351	$2,236	$1,362	$1,406	$1,753	$2,339
Shipments (Tons)	204,497	162,825	789,118	665,679	184,243	189,180	211,197

(a)	2021 periods and fourth quarter 2020 are net of income tax expense (benefit) on noncontrolling interests.
(b)	Represents all steel operations
(c)	Represents ferrous cost per ton melted at our six electric arc furnace steel mills
(d)	Includes Heartland, The Techs, and United Steel Supply operations